Exhibit 99.3

Employee Q&A

1.	Why did we agree to sell Acceleron?

a.	We have an exceptional team that has created a valuable company with a commercial-stage asset in rare anemias and mid- to late-stage pipeline focused on patients with rare pulmonary diseases. On balance, when taking into account the best interests of our shareholders and the patients we currently serve and hope to serve in the future, we believe that Merck has the necessary expertise and resources to bring our compounds to even more patients across the globe.

2.	Is there a chance that the acquisition doesn’t close? When will we know for sure?

a.	The acquisition is subject to customary closing conditions, but we expect the deal to close before the end of 2021.

3.	What will I receive if I stay through the close of the transaction?

a.	At or shortly following closing, employees will receive their 2021 bonuses, paid out at the greater of target or company scorecard achievements

b.	At closing, all equity awards then outstanding will vest, and be cashed out

4.	Is there anything that changes now?

a.	It is imperative that we continue business as usual. We will continue to operate as a separate, independent company until the closing of the acquisition. Nothing should change in our commitment to move our programs forward to deliver for patients as quickly as possible. All goals and objectives remain the same for 2021.

b.	Interactions with Merck will be limited to their leadership and integration teams as directed by the Acceleron leadership team. There should be no communication at the program and project levels until the closing of the acquisition.

5.	Will Merck be involved in any decision-making on our pipeline programs before the deal closes?

a.	By the terms of the agreement, we are to continue business as usual. Beyond that, any involvement of Merck in decision-making is something we are working out in real-time. We will keep everyone informed.

6.	With the 2022 budget/planning process now underway, how should we proceed with planning or should we not create future budget and/or plans starting now?

a.	It is business as usual until the closing/completion of the deal. Please create 2022 budgets and plans in-line with the current timeline provided by the finance team.

7.	When will Merck take control of Acceleron?

a.	This will happen upon the closing of the deal, which we expect to happen before the end of 2021.

8.	How is the integration process being managed?

a.	Until the transaction closes, it will be business as usual. Acceleron will continue to operate as an independent company.

b.	Integration planning is a matter that will be addressed in the coming weeks, and additional details will be provided in the future.

c.	Our goal is to inform individuals as quickly as possible

9.	What will happen with Acceleron/our office and lab space?

a.	We’re still in the process of discussing the details with Merck. Once we have information to share with you, we will.

10.	Will our senior management remain in place?

a.	We’re still in the process of discussing the details with Merck and once we have information to share with you, we will.

11.	Will we keep our jobs? When will we know for sure?

a.	We’re still in the process of finalizing the details with Merck and as soon as we have information to share with you, we will.

12.	If we do lose our jobs, will we receive severance pay? How much notice will we have?

a.	We adopted a severance plan for non-executive employees (the “Severance Plan”). Under the Severance Plan, in the event your employment is terminated without cause within 12 months following closing, you will be eligible to receive no fewer than 6 months’ of severance, depending on your current level regardless of tenure.

13.	What about those of us on a visa?

a.	We will review individual situations and review the possible options to move forward, please contact your HRBP with questions.

14.	What happens to my benefits?

a.	Benefits are expected to continue unaffected during the pre-closing period.

15.	When will we have additional updates?

a.	We will provide substantive updates once we have them and will communicate routinely. Please reach out to the senior management team with any further questions.

16.	Can we still execute collaboration agreements, MSAs, MTAs, and SOWs?

a.	Before proceeding with any contractual arrangements, please discuss and clear them with senior management so that we remain in compliance with the acquisition agreement.

17.	Until we close will Merck have to approve everything we do?

a.	Until the close the two companies remain standalone. We will provide more details and direction shortly.

18.	If we are in the process of hiring what does this transaction change? Will Acceleron be implementing a hiring freeze until the closing?

a.	Until the close, managers should work with their HRBP and manager to evaluate open positions and should discuss any proposed hires with senior management so that we remain in compliance with the acquisition agreement. A pause in hiring is expected. However, we anticipate very few hires prior to the close of the transaction.

19.	What does this mean for my role and future with Merck or Acceleron as a Merck subsidiary?

a.	From today and until the close we will work closely with the Merck team to assess and review how best to integrate the companies. Our goal is to inform individuals as quickly as possible.

20.	Will Acceleron and Merck shareholders vote on this transaction, and if so when will that happen?

a.	Acceleron shareholders do not need to provide a formal casting of a vote in favor of the acquisition or against. Shareholders have the ability of tendering their shares to Merck or not as a way of voting. If Merck is able to acquire enough shares through tendering by Acceleron holders, the acquisition will be considered approved by Acceleron shareholders.

b.	The size of the transaction for Merck will not necessitate a vote by their shareholders.

21.	How is the transaction going to affect contractors?

a.	Until the close it is business as usual for current contractors. Use of contractors after the transaction closing will be evaluated and determined by Merck.

22.	Do we need to implement any additional checks and balances on new contracts and/or projects?

a.	As we have stated, between now and close, it is business as usual. However, before proceeding with any new contractual arrangements, please discuss and clear them with senior management so that we remain in compliance with the acquisition agreement.

23.	Will the next promotion process in February 2022 occur?

a.	Given the anticipated close date, we do not expect to have another promotion cycle.

24.	Will Merck keep the Acceleron name?

a.	We’re still in the process of discussing the details with Merck.

25.	Where do I go with questions?

a.	Your manager is always a resource as well as senior management. If you have HR specific questions, you can contact your HRBP.

Compensation & Benefits

1.	Will we be eligible for annual merit increase?

a.	Given the anticipated close date, we would not have another annual merit increase review process as XLRN.

2.	Will I receive my 2021 annual bonus?

a.	At or shortly following closing employees will receive their 2021 bonuses, paid out at the greater of target or company scorecard achievements

b.	Employees hired in 2021 prior to October 1st will be eligible for a prorated bonus based on date of hire.

3.	If my position is eliminated as a result of this transaction what are the severance benefits, I will be eligible for?

a.	Under the Severance Plan, in the event your employment is terminated without cause within 12 months following closing, you will be eligible to receive no fewer than 6 months’ of severance, depending on your current role.

4.	What will happen to my health benefits?

a.	Through the close of the transaction benefits are expected to remain the same

b.	Those employees who continue with Merck will be eligible to participate in Merck’s health and welfare benefit programs, the details of which will be communicated separately, subject to satisfying applicable eligibility criteria

5.	Will my years of Acceleron service be honored by Merck?

a.	Service with Acceleron will be honored for vesting and eligibility purposes (subject to certain exceptions) and for determining severance and vacation level of benefits.

6.	Will my salary change with close of the transaction?

a.	Those employees who continue with Merck will receive a salary that is no less than they currently have with Acceleron for a period of one year.

7.	Will my target annual bonus be changed with close of the transaction?

a.	Those employees who continue with Merck will receive a target annual bonus that is no less than what they currently have with Acceleron for a period of one year following the close.

8.	What happens to my compensation and benefits after the protection provided by the merger agreement?

a.	After the protections of the merger agreement expire, your compensation and benefits will be determined by Merck and consistent with its policies. Our understanding is that Merck’s practice is to provide market competitive total rewards.

9.	What happens to my Acceleron 401(k) Plan?

a.	The Acceleron 401(k) Plan may be terminated at the closing of the transaction, in which case, those employees who continue with Merck will be eligible to participate in Merck’s 401(k) plan following any waiting or other administrative periods, and subject to satisfying any eligibility criteria.

b.	At the close of the transaction, all employee balances will remain with Fidelity for employees to manage as they choose.

10.	How will the transaction impact my 2021 sales incentive compensation?

a.	Employees eligible for a quarterly sales incentive payout will receive a target payout for Q4 at the earlier of the close of the transaction or the normal payout cycle.

11.	Do I have to agree to a separation agreement in order to get my severance benefits under the US Severance Plan?

a.	In general, yes, the severance benefits are contingent on you signing a separation agreement that includes a release of claims and confidentiality, non-disparagement and non-solicitation covenants.

12.	Will unused vacation be paid out as part of the separation package? How will vacation be managed if I stay with Merck?

a.	Accrued but unused vacation will be paid out upon a qualifying termination of employment under the US Severance Plan.

b.	You will receive credit for your service with Acceleron under any Merck vacation policies.

13.	How does the subsidized COBRA benefit under the US Severance Plan work?

a.	Under the Severance Plan, in the event of a qualifying termination of employment, you will receive an amount equal to the employer portion of the COVBRA premiums for the severance period

14.	Will the transaction closing qualify as a life-change event that will allow employees to make changes to their benefits?

a.	No. The occurrence of the transaction by itself will not allow employees to make changes to their benefits.

15.	What type of outplacement services will be provided under the Severance Plan?

a.	Under the Severance Plan, in the event of a qualifying termination of employment, you will be provided 3 months’ of outplacement services

16.	How will the transaction impact my life insurance provided through the company’s US programs (both basic and supplemental)? If I receive severance benefits, can I hold the life insurance for any period of time after my termination or will it be cancelled immediately?

a.	The transaction will have no immediate effect on life insurance benefits provided by XLRN.

Equity Compensation and Benefits

1.	How will the deal impact 2022 annual equity awards?

a.	Given the current anticipated closing date, no new equity grants would be made by XLRN.

2.	What happens to my outstanding equity awards including stock options, RSUs and PSUs?

a.	At closing, all equity awards then outstanding will vest, be accelerated and be cashed out (with PSUs cashed out assuming maximum performance is achieved).

3.	How will the deal impact the current ESPP?

a.	The current ESPP offering period will continue unaffected, except that the offering period will end prior to closing, there will be an exercise date set and your ESPP shares will be cashed out like other shares in the transaction.

4.	Will I be restricted from trading in XLRN securities while the transaction is pending?

a.	Trading will be subject to our current standard practice of preclearance and blackout.

Other

1.	What do I communicate to external parties with questions—suppliers, customers, potential and current partners, etc.?

a.	Engage your manager or department ExCo representative if you need to proactively or reactively communicate the news to our external stakeholders. Only authorized employees should speak with external parties.

b.	Employees should not speak to the media or financial community under any circumstances. All media inquiries should be managed by the company media spokesperson (Matt Fearer); investor relations (Todd James) will handle all financial discussions.

2.	How soon can XLRN employees interact with Merck employees?

a.	You should not engage with Merck employees unless you are explicitly asked by your supervisor.

b.	We expect the transaction to close by the end of 2021. Between now and then, both companies will continue to operate as stand-alone organizations.

c.	We will update you with more information as to the interactions between XLRN and Merck as we move forward toward closing.

Important Information About the Offer

The tender offer for the outstanding shares of Acceleron common stock referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities, nor is it a substitute for the tender offer materials that Merck Sharp & Dohme Corp. (“Merck”) and its acquisition subsidiary will file with the SEC, upon the commencement of the tender offer. At the time the tender offer is commenced, Merck and its acquisition subsidiary will file a tender offer statement on Schedule TO, and thereafter Acceleron will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ACCELERON’S STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE (AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME) BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF ACCELERON’S SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES.

The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Acceleron’s stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Merck at 2000 Galloping Hill Road, Kenilworth, N.J., 07033 or (908) 423-1000 or on Acceleron’s website at www.acceleronpharma.com or by contacting Acceleron at 128 Sidney Street, Cambridge, MA 02139 or (617) 649-9200.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements are statements that are not historical facts and may include projections and estimates and their underlying assumptions, statements regarding plans, objectives, intentions and expectations with respect to future financial results, events, operations, services, product development and potential, and statements regarding future performance. Forward-looking statements are generally identified by the words “expects”, “anticipates”, “believes”, “intends”, “estimates”, “plans”, “will be” and similar expressions. Although Merck’s and Acceleron’s management each believes that the expectations reflected in such forward-looking statements are reasonable, investors are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Merck and Acceleron, that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, among other things, risks related to Merck’s and Acceleron’s ability to complete the acquisition on the proposed terms or on the proposed timeline, including the receipt of required regulatory approvals, the possibility that competing offers will be made, other risks associated with executing business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized, risks related to future opportunities and plans for the combined company, including uncertainty of the expected financial performance and results of the combined company following completion of the proposed acquisition, disruption from the proposed acquisition making it more difficult to conduct business as usual or to maintain relationships with customers, employees, manufacturers, suppliers or patient groups, and the possibility that, if the combined company does not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Merck’s shares could decline, as well as other risks related to Merck’s and Acceleron’s respective businesses, including the ability to grow sales and revenues from existing products and to develop, commercialize or market new products, competition, the uncertainties inherent in research and development, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities, such as the U.S. Food and Drug Administration, including decisions of such authorities regarding whether and when to approve any drug, device or biological application that may be filed for any product candidates as well as decisions regarding labelling and other matters that could affect the availability or commercial potential of any product candidates, the absence of a guarantee that any product candidates, if approved, will be commercially successful, the future approval and commercial success of therapeutic alternatives, Merck’s ability to benefit from external growth opportunities and to complete related transactions and/or obtain regulatory clearances, risks associated with Merck’s and Acceleron’s intellectual property and any related pending or future litigation and the ultimate outcome of such litigation, trends in exchange rates and prevailing interest rates, volatile economic and market conditions, cost containment initiatives and subsequent changes thereto, Acceleron’s or its collaboration partner, Bristol Myers Squibb’s (“BMS”), inability to successfully complete the clinical development of Acceleron’s compounds, or that Acceleron or BMS may be delayed in initiating, enrolling or completing any clinical trials, and that Acceleron’s compounds may not receive regulatory approval or become commercially successful products and the impact that COVID-19 will have on Merck and Acceleron and their respective customers, suppliers, vendors, and other business partners, and the financial condition of any one of them, as well as on Merck’s and Acceleron’s employees and on the global economy as a whole. Any material effect of COVID-19 on any of the foregoing could also adversely impact Merck and Acceleron. This situation is changing rapidly and additional impacts may arise of which Merck and Acceleron are not currently aware and may exacerbate other previously identified risks. While the list of factors presented here is representative, no list should be considered a statement of all potential risks, uncertainties or assumptions that could have a material adverse effect on the companies’ consolidated financial condition or results of operations. The foregoing factors should be read in conjunction with the risks and cautionary statements discussed or identified in the public filings with the U.S. Securities and Exchange Commission (the “SEC”) made by Merck & Co., Inc. and Acceleron, including those listed under “Risk Factors” in Merck & Co., Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2020 and quarterly reports on Form 10-Q and Acceleron’s annual report on Form 10-K for the fiscal year ended December 31, 2020, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. The forward-looking statements speak only as of the date hereof and, other than as required by applicable law, Merck and Acceleron do not undertake any obligation to update or revise any forward-looking information or statements.

Additional Information

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Merck & Co., Inc. files annual, quarterly and special reports and other information with the SEC and Acceleron files annual, quarterly and special reports and other information with the SEC, which are available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.